Exhibit 99.1

CareDx Reports Preliminary First Quarter 2020 Revenue and

Provides Business Update in Response to COVID-19 Pandemic

South San Francisco, Calif., April 8, 2020 (GLOBE NEWSWIRE) — CareDx, Inc. (NASDAQ: CDNA), a leading precision medicine company focused on the discovery, development, and commercialization of clinically differentiated, high-value healthcare solutions for transplant patients and caregivers, today announced preliminary unaudited revenue for the three months ended March 31, 2020 and withdrew its previously issued full year 2020 revenue guidance.

First Quarter Revenue

Preliminary revenue for the three months ended March 31, 2020 is expected to be $38.3 million, an increase of 47% compared with $26.0 million in the first quarter of 2019. In the quarter, the Company provided approximately 15,000 patient results, increasing 50% year-over-year. The preliminary information presented in this press release is based on CareDx’s current expectations and may be adjusted as a result of, among other things, completion of customary quarterly review procedures.

“Despite the rapid onset of COVID-19 and stay-at-home orders, which has led to a slowdown in testing services volumes in recent weeks, I am very pleased with our first quarter performance,” said Peter Maag, CareDx Chairman and Chief Executive Officer. “Our rapid response and the commitment of our employees during this time of uncertainty, and our close relationships with the transplant community, give me great confidence that CareDx will continue to be the partner of choice for transplant patients and clinicians, and can emerge stronger than ever after this crisis.”

Measures Taken in Response to COVID-19

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RemoTraC & COVID-19 Transplant Registry: In March 2020, CareDx launched RemoTraC, a remote home-based blood draw solution using mobile phlebotomy for AlloSure and AlloMap surveillance tests, as well as for other standard monitoring tests. To date, more than 140 transplant centers can offer RemoTraC to their patients and over 1,000 kidney, heart, and lung transplant patients have enrolled. Based on existing and new relationships with partners, CareDx has established a nationwide network of more than 10,000 mobile phlebotomists. In April 2020, CareDx partnered with an international consortium, which includes the National Institutes of Health (NIH) and the European Society of Transplantation (ESOT), to initiate the C19TxR registry to provide real-time analytics and insights on transplant patients with COVID-19.

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Continuing commitment to support patients: CareDx is maintaining its testing, manufacturing, and distribution facilities while implementing specific protocols to reduce contact among employees. In areas where COVID-19 impacts healthcare operations, our field-based sales and clinical support teams are supporting providers through telephone and online platforms.

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Protecting employees and others: To reduce the risk to CareDx employees and their families from potential exposure to COVID-19, most of our employees have been required to work from home. CareDx has also restricted non-essential business travel to protect the health and safety of its employees, patients, and customers.

“During this challenging time, we continue to focus on the health and safety of our employees, as well as our commitment to support our patients and customers,” said Dr. Maag. “While the full impact of this global pandemic remains uncertain, we have taken measures to minimize disruptions and also put initiatives in place to be well-positioned during this challenging time and over the long term. Finally, we express our gratitude to the healthcare professionals who are on the front lines of this pandemic selflessly caring for those who are ill – our thoughts are with you and with those who have been affected.”

Withdraw of 2020 Financial Guidance

Due to the uncertainties surrounding the impact of COVID-19, CareDx is withdrawing its revenue guidance for the full year 2020, which was previously issued on February 27, 2020. Management will provide additional information during its earnings conference call regarding first quarter 2020 results.

About CareDx

CareDx, Inc., headquartered in South San Francisco, California, is a leading precision medicine solutions company focused on the discovery, development, and commercialization of clinically differentiated, high-value healthcare solutions for transplant patients and caregivers. CareDx offers testing services, products, and digital solutions along the pre- and post-transplant patient journey, and is a leading provider of genomics-based information for transplant patients.

For more information, please visit: www.CareDx.com.

Forward Looking Statements

This press release includes forward-looking statements, including expectations regarding the Company’s expectations of its unaudited revenue and total number of patient results for the three months ended March 31, 2020, achievement of our financial and operational goals and our prospects. These forward-looking statements are based upon information that is currently available to CareDx and its current expectations, speak only as of the date hereof, and are subject to numerous risks and uncertainties, including risks related to the completion of the customary quarterly financial statement review procedures; general economic and market factors; and specific risks related to global economic and marketplace uncertainties related to the COVID-19 pandemic, among others discussed in CareDx’s filings with the SEC, including the Annual Report on Form 10-K for the fiscal year ended December 31, 2019 filed by CareDx with the SEC on February 28, 2020, and the periodic reports that CareDx subsequently files with the SEC. Any of these may cause CareDx’s actual results, performance or achievements to differ materially and adversely from those anticipated or implied by CareDx’s forward-looking statements. CareDx expressly disclaims any obligation, except as required by law, or undertaking to update or revise any such forward-looking statements.

Investor Relations Contact

Greg Chodaczek

646-924-1769

investor@caredx.com